UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2025

Creative Medical Technology Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53500	87-0622284
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

211 E Osborn Road, Phoenix, AZ 85012

(Address of principal executive offices)

(480) 399-2822

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CELZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.

On October 29, 2025, Creative Medical Technology Holdings, Inc. (the “Company”) entered into warrant exercise inducement offer letters (the “Inducement Letters”) with the holders (the “Holders”) of warrants to purchase an aggregate of 1,116,136 shares of the Company’s common stock originally issued on March 6, 2025 (collectively, the “Existing Warrants”), pursuant to which the Holders agreed to exercise the Existing Warrants at their current exercise price of $3.75 per share, in exchange for the Company’s agreement to issue the Holders new warrants to purchase an aggregate of 2,790,340 shares of common stock (the “Inducement Warrants”). The aggregate gross proceeds from the exercise of the Existing Warrants will be approximately $4.2 million, before deducting financial advisory fees.  The net proceeds received by the Company will be used for working capital and general corporate purposes.

The shares of common stock issuable upon exercise of the Existing Warrants are registered for issuance pursuant to a registration statement on Form S-3 (File No. 333-286346), which was declared effective by the Securities and Exchange Commission (the “SEC”) on April 11, 2025.

In consideration for the cash exercise of the Existing Warrants, the Holders were issued the Inducement Warrants in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Inducement Warrants have an exercise price of $3.75 per share, subject to the reduction of such exercise price to the lowest “VWAP” of the Company’s common stock on any trading day during the five trading day period commencing on the issuance date of the Inducement Warrants.  The Inducement Warrants will not be exercisable until the Company has obtained stockholder approval for the issuance of the shares of common stock underlying the Inducement Warrants as required by the applicable rules and regulations of the Nasdaq Stock Market, and will then be exercisable for a period of five years following the date the Company obtains such stockholder approval. As part of the transaction, the Company also agreed to (i) reduce the exercise price of certain warrants issued in May 2022 and December 2021 to $4.73 per share, and (ii) issue warrants to purchase up to 279,036 shares of common stock, in the same form as the Inducement Warrants, to an investor that consented to the transaction.

The Inducement Warrants and the shares of common stock underlying the Inducement Warrants offered in the private placement have not been registered under the Securities Act or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. As part of the transaction, the Company has agreed to file a resale registration statement on Form S-3 with the SEC within thirty days of the closing to register the resale of the shares of common stock issuable upon exercise of the Inducement Warrants.

Roth Capital Partners, LLC (“Roth”) acted as the Company’s financial advisor in connection with the transactions described above pursuant to a financial advisory agreement between the Company and Roth, pursuant to which the Company has agreed to (i) pay Roth a financial advisory fee equal to 8% of the aggregate gross proceeds received from the Holders’ exercise of the Existing Warrants and (ii) reimburse Roth an aggregate of $40,000 for its legal expenses.

The foregoing description of the Inducement Letters and the Inducement Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the forms thereof, which are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.1	Form of Inducement Warrant
10.1	Form of Inducement Letter
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Creative Medical Technology Holdings, Inc.

Date: October 31, 2025	By:	/s/ Timothy Warbington
Timothy Warbington, Chief Executive Officer

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